Exhibit 99.1

Verscend Technologies, Inc., Completes Acquisition of Cotiviti Holdings, Inc.

The combined healthcare information technology company plans to operate privately as Cotiviti, with Dr. Emad Rizk  as president and chief executive officer

ATLANTA & WALTHAM, Mass. — August 27, 2018 — Verscend Technologies, Inc. (“Verscend”), a portfolio company of Veritas Capital (“Veritas”) and a leader in data-driven healthcare solutions, has completed its acquisition of Cotiviti Holdings, Inc. (“Cotiviti”), a leading provider of payment accuracy and analytics-driven solutions focused primarily on the healthcare industry.  Emad Rizk, M.D., current president and chief executive officer of Verscend, will retain these titles for the combined business. The combined private company plans to operate under the Cotiviti name.

Cotiviti will operate as a healthcare information technology company able to apply multidimensional analytic insights, deep market expertise, and high-performance services to help its clients reshape the economics of healthcare. The new Cotiviti sits at the intersection of payers’ most critical programs that affect financial performance: payment accuracy; fraud, waste, and abuse management; risk adjustment; quality improvement and reimbursement; population health management; and high-value network performance. By combining some of the most robust financial and clinical data in the industry, Cotiviti will have unique insight into the healthcare system. The company’s combined intellectual capital, data assets, client base, and subject-matter expertise extend its leadership in healthcare’s rapidly changing landscape.

“Both companies are customer-driven innovators that share a similar mission: to help our clients improve healthcare affordability, reduce waste, and identify the best path to better outcomes,” said Dr. Rizk. “With our new capabilities across payment, quality, risk, and the combination of clinical and financial data, Cotitivi will be unmatched in its ability to create differentiated value for its clients.”

The acquisition of Cotiviti is the latest by Veritas Capital, which also recently acquired GE Healthcare’s Value-Based Care Division and has made previous investments in Truven Health Analytics as well as Verscend. According to chief executive officer and managing partner Ramzi Musallam, the Verscend-Cotiviti combination is a strong fit for its investment strategy.

“A core tenet of Veritas’ investment philosophy is identifying organizations that are positioned to have transformational impact in their respective domains. We see the combination of Cotiviti and Verscend as bringing much needed precision and insight to the healthcare system,” Musallam said. “We expect that the two companies’ complementary data sets, analytical capabilities, and industry expertise will accelerate forward momentum for the new Cotiviti through smarter, faster solutions that address rising costs, eliminate waste, and speed quality improvement for the healthcare industry overall.”

Under the terms of the agreement, Cotiviti shareholders will receive merger consideration in the amount of $44.75 in cash for each share of Cotiviti common stock they hold (without interest and subject to any applicable withholding taxes or other amounts required to be withheld therefrom under applicable law). American Stock Transfer & Trust Company has been appointed as paying agent in connection with the merger and will be mailing a letter of transmittal to all Cotiviti shareholders of record within two business days. The letter of transmittal will instruct shareholders on how to surrender their shares of Cotiviti common stock in exchange for the merger consideration.

The transaction was announced on June 19, 2018, and received approval from Cotitivi shareholders on August 24, 2018. As a result of the completion of the transaction, shares of Cotiviti common stock were removed from listing on the New York Stock Exchange (“NYSE”), with trading in Cotiviti shares suspended prior to the opening of business today.

Cotiviti | 201 Jones Road, Fourth Floor | Waltham, MA 02451 | 866-292-6971

Exhibit 99.1

About Cotiviti

Following the Verscend-Cotiviti combination, Cotiviti will be a leading information technology and analytics company that is reshaping the economics of healthcare, helping its clients uncover new opportunities to unlock value. Cotiviti’s solutions are a critical foundation for healthcare payers in their mission to lower healthcare costs and improve quality through higher-performing payment accuracy, quality improvement, risk adjustment, and network performance management programs. The company also supports retail and life/legal industries with data management and audit services that improve business outcomes. For more information, visit www.cotiviti.com.

About Veritas Capital

Veritas is a leading private equity firm that invests in companies that provide critical products and services, primarily technology and technology-enabled solutions, to government and commercial customers worldwide, including those operating in the aerospace & defense, healthcare, technology, national security, communications, energy, and education industries. Veritas seeks to create value by strategically transforming the companies in which it invests through organic and inorganic means. For more information on Veritas Capital and its current and past investments, visit www.veritascapital.com.

Contacts

Cotiviti

Sandy Cummings

(781) 472-0145

Sandy.Cummings@Verscend.com

Veritas Capital

Andrew Cole/David Millar/Julie Rudnick

Sard Verbinnen & Co

(212) 687-8080

VeritasCapital-SVC@sardverb.com

Cotiviti | 201 Jones Road, Fourth Floor | Waltham, MA 02451 | 866-292-6971